Explanation of Responses:
(1)	Shares received upon the vesting of restricted stock units.
(2)
Represents shares received or that will be received in respect of performance-based restricted stock units granted on March 31, 2018. Each performance-based restricted stock unit became vested on March 31, 2021, which was the later of (i) the third anniversary of the grant date, and (ii) the date the compensation committee certified the achievement of the applicable performance objectives in accordance with the underlying award agreement. The compensation committee certified the achievement of the applicable performance objectives on March 31, 2021. Vested shares will be delivered to the reporting person not later than 60 days following the vesting date.

(3)	Each restricted stock unit represents a contingent right to receive one share of common stock of Ryerson Holding Corporation (the “Company”).
(4)	The restricted stock units reported as disposed herein were settled for shares of common stock of the Company.
(5)
On March 31, 2018, the reporting person was granted 8,250 restricted stock units, of which 2,750 vested on March 31, 2019, 2,750 vested on March 31, 2020 and 2,750 vested on March 31, 2021. Vested shares will be delivered to the reporting person not later than 60 days following such vesting dates.

(6)
On March 31, 2019, the reporting person was granted 8,250 restricted stock units, of which 2,750 vested on March 31, 2020 and 2,750 vested on March 31, 2021. Of the remaining unvested restricted stock units, 2,750 will vest on March 31, 2022. Vested shares will be delivered to the reporting person not later than 60 days following such vesting dates.

(7)
On March 31, 2020, the reporting person was granted 8,250 restricted stock units, of which 2,750 vested on March 31, 2021. Of the remaining unvested restricted stock units, 2,750 will vest on March 31, 2022 and 2,750 will vest on March 31, 2023. Vested shares will be delivered to the reporting person not later than 60 days following such vesting dates.

(8)
On March 31, 2021, the reporting person was granted 8,250 restricted stock units, of which 2,750 will vest on March 31, 2022, 2,750 will vest on March 31, 2023 and 2,750 will vest on March 31, 2024. Vested shares will be delivered to the reporting person not later than 60 days following such vesting dates.